Exhibit 99.1

Seritage Growth Properties Reports Fourth Quarter and Full Year 2019 Operating Results

– Signed new leases totaling 2.5 million square feet at an average re-leasing multiple of 3.9x –

– Increased base rent from diversified tenants to 94.5% of total base rent, including all signed leases –

– Announced multifamily projects at three mixed-use redevelopments, first of 6,000-8,000 unit multifamily opportunity –

New York, NY – February 27, 2020 – Seritage Growth Properties (NYSE: SRG) (the “Company”), a national owner of 212 retail and mixed-use properties totaling approximately 33.4 million square feet of gross leasable area (“GLA”), today reported financial and operating results for the quarter and year ended December 31, 2019.

Summary Financial Results

For the quarter ended December 31, 2019:

•	Net loss attributable to common shareholders of $25.9 million, or $0.70 per share
•	Total Net Operating Income (“Total NOI”) of $19.1 million
•	Funds from Operations (“FFO”) of ($20.1) million, or ($0.36) per share
•	Company FFO of ($15.0) million, or ($0.27) per share

For the year ended December 31, 2019:

•	Net loss attributable to common shareholders of $64.3 million, or $1.77 per share
•	Total NOI of $72.7 million
•	FFO of ($33.7) million, or ($0.61) per share
•	Company FFO of ($33.9) million, or ($0.61) per share

“Our strong fourth quarter was another period of consistent execution across our key strategic priorities.  With 814,000 square feet of new leasing at a 3.9x re-leasing multiple, we continue to diversify our tenant roster, which is now 95% comprised of non-Sears income on a signed leased basis.  We continue to harvest value and reduce our portfolio holdings through select asset sales, recycling the capital raised accretively into our redevelopment pipeline.  Since July 2017, we have raised over $700 million from asset monetization activities, including $155 million in 2019,” said Benjamin Schall, President and Chief Executive Officer.  “We are increasingly focused on the execution of our premier and mixed-used projects and are excited to have announced our multifamily led projects in Redmond (WA), Dallas and Chicago in the fourth quarter.  These projects are part of the 6,800 apartment units for which we have signed agreements with leading multifamily partners to entitle and develop.  Taken together, these activities provide us with stability, a growing income base and a set of close relationships with retailers and related users, mixed-use developers and capital providers that we expect will serve us well in 2020.”

Operating Highlights

Rental Income

During the year ended December 31, 2019, the Company signed new leases totaling $48.6 million of diversified income and increased annual base rent attributable to diversified tenants to 94.5% of total annual base rent from 70.9% as of December 31, 2018, including all signed leases and after giving effect to 32 Sears and Kmart properties that are subject to pending recapture or termination notices.

The table below provides a summary of all the Company’s signed leases as of December 31, 2019, including unconsolidated joint ventures presented at the Company’s proportional share:

(in thousands except number of leases and PSF data)

	Number of	Leased	% of Total	Annual	% of Total	Annual
Tenant	Leases	GLA	Leased GLA	Rent	Annual Rent	Rent PSF
In-place diversified leases	282	7,041	52.9%	$97,109	50.6%	$13.79
SNO diversified leases (1)	174	4,204	31.5%	84,348	43.9%	20.06
Total diversified leases	456	11,245	84.4%	$181,457	94.5%	$16.14
Sears or Kmart (2)(3)	19	2,075	15.6%	10,577	5.5%	5.10
Total	475	13,320	100.0%	$192,034	100.0%	$14.42

(1)	SNO = signed but not yet opened leases.
(2)

Includes 17 properties subject to a master lease (the “Holdco Master Lease”) between the Company and affiliates of Transform Holdco LLC (“Holdco”), an affiliate of ESL Investments, Inc., and two leases between the Company’s unconsolidated joint ventures and Holdco.

(3)	Excludes 32 properties subject to previously exercised recapture or terminations notices.

Leasing

In 2019, the Company signed new leases totaling 2.5 million square feet, including approximately 814,000 square feet signed in the fourth quarter.  Retail leasing in the fourth quarter totaled 721,000 square feet at an average rent of $16.34 PSF.

Below is a summary of the Company’s leasing activity, including its proportional share of unconsolidated joint ventures, as of December 31, 2019:

					Since
	Q4 2019		FY2019		Inception
Leases	30		115		402
Square feet	814,000		2,541,000		10,426,000
Annual base rent ($000s)	$12,381		$48,603		$179,767
Annual base rent PSF (1)	$16.34		$20.35		$18.29
Re-leasing multiple (1)(2)	3.9	x	3.9	x	4.0	x

(1)	Reflects retail leasing activity and excludes certain self storage, auto-related, medical office and ground leases.
(2)	Excludes densification square footage (e.g. new outparcel developments) and backfill of vacant space not previously occupied by Sears or Kmart.

Retail Development

In 2019, the Company commenced retail redevelopment projects totaling over $192 million, including eight new redevelopments and the expansion of six previously announced projects. This activity includes projects representing approximately $67 million of capital investment in the fourth quarter.

As of December 31, 2019, the Company had originated 91 retail redevelopment projects since the Company’s inception.  Excluding five projects that have been sold, these projects represent an estimated total investment of $1,580-1,660 million ($1,440-1,520 million at share), of which an estimated $660-740 million ($580-660 million at share) remains to be spent, and are expected to generate an incremental yield on cost of approximately 10-11%.

Below is a summary of the Company’s announced retail redevelopment activity from inception through December 31, 2019, presented at 100% share and including certain assets that have been monetized through sale or joint venture:

(in millions)
				Total				Estimated
	Number	Project	Percentage	Estimated	Spent	Projected Annual Income (2)		Incremental
Project Status	of Projects	Square Feet	Leased	Project Costs (1)	to Date	Total	Incremental	Yield (3)
Complete	26	2.7	94%	$ 215 - 225	$211
Substantially Complete / Delivered to Tenant(s)	33	3.9	70%	630 - 655	451
Underway	18	2.6	68%	615 - 645	245
Announced	9	1.1	71%	120 - 135	12
Current Projects	86	10.3	76%	$ 1,580 - 1,660	$919	$ 201 - 217	$ 161 - 177	10.2 - 10.7%
Acquired	15			64
Sold	5			37
Total Projects	106			$ 1,680 - 1,760

(1)	Total estimated project costs include aggregate termination fees of approximately $81.0 million to recapture 100% of certain properties.
(2)	Projected annual income is based on assumptions for stabilized rents to be achieved at space under redevelopment. There can be no assurance that stabilized rent targets will be achieved.
(3)	Projected incremental annual income divided by total estimated project costs.

Mixed-Use Development

In the fourth quarter of 2019, the Company announced its first three multifamily projects, each of which represents the first phase of a larger, mixed-use development and are expected to have an aggregate incremental cost of $325-350 million for the initial phases.

Below is a summary and brief description of the Company’s recently announced mixed-use projects:

($ in millions)
				Total			Estimated SRG Equity (3)
	Number	Multifamily	Commercial	Estimated	Target Yield on Cost (2)		$ Value	% of Total
Project Status	of Projects	Units	SF (000s)	Costs (1)	Incremental	SRG Basis	Incl. Land	Est. Costs
Announced	3	850 - 925	125 - 145	$350 - 375	6.5% - 7.0%	6.3% - 6.8%	$95 - 130	25.0% - 35.0%

(1)	Total estimated costs equal incremental project costs plus land basis, including step-ups in land basis upon contribution to joint ventures, as applicable.
(2)

Incremental yield on cost equals estimated stabilized NOI divided by incremental project costs.  Yield on cost at SRG basis equals estimated stabilized NOI divided by estimated project costs including land at Seritage cost basis.  There can be no assurance that target yields will be achieved.

(3)

Estimated SRG equity is after giving effect to 50-60% loan-to-cost construction financing and joint venture partner contributions, as applicable.  There can be no assurance that construction financing will be obtained on the terms assumed, or at all.

Mixed-Use Projects

		Multifamily	Commercial	Estimated Project Schedule
Property	Project Description	Units	Square Feet	Start	Opening
Heritage Place (Redmond, WA)	Demolish existing buildings and create 14-acre master-planned redevelopment approved for over one million square feet of residential, retail and office development

	Current Project Activity Class A multifamily development with ground-level retail	425 - 450	30,000 - 35,000	2020	2023

	Additional Entitlements Up to 490,000 square feet of office space and 75,000 square feet of additional retail and restaurant space, plus public parks and other site amenities	-	500,000 - 575,000	TBD	TBD
Park Heritage (Dallas, TX)	Demolish existing buildings and create 23-acre urban-infill redevelopment in Midtown Dallas approved for over two million square feet of residential, retail, office and hotel development

	Current Project Activity Class A multifamily development with ground-level retail	275 - 300	20,000 - 25,000	2020	2022

Additional Entitlements

Up to 315 additional multifamily units, 1,400,000 square feet of office space and 395,000 square feet of additional retail and restaurant space, plus public spaces and other site amenities

		300 - 325	1,250,000 - 1,750,000	TBD	TBD
North & Harlem (Chicago, IL)	Redevelop existing site and create best-in-class mixed-use project that redefines the crossroads of the City of Chicago and the Village of Elmwood Park

	Current Project Activity Redevelop the Chicago West parcel into a mixed-use property featuring multifamily units and retail anchored by national grocer and fitness club	150 - 175	75,000 - 85,000	2020	2022

	Additional Entitlements Redevelop the Elmwood and Chicago East parcels adding up to 300 additional multifamily units and 20,000 square feet of additional retail	275 - 300	15,000 - 20,000	TBD	TBD

Transactions

Since it began its capital recycling program in July 2017, the Company has raised over $700 million from the sale or joint venture of interests in 65 properties, including $155 million in 2019, and reinvested the majority of the proceeds into its redevelopment pipeline

In 2019, the Company sold 21 properties, plus additional outparcels, totaling 2.5 million square feet and generated gross proceeds of $144.3 million and also completed two joint ventures with adjacent property owners in 2019 that generated an additional $10.9 million of gross proceeds.

Approximately $60 million of the Company’s asset sales in 2019 were income-producing assets which were sold at a blended cap rate of 6.0%.  The remaining $85 million of sales were smaller market assets sold at approximately $40 PSF.

Subsequent to December 31, 2019, the Company sold one asset for $37.5 million and entered into contracts to sell an additional eight assets.  As of February 27, 2020, the Company had a total of 12 assets under contract to sell for anticipated proceeds of $132.9 million, subject to certain closing conditions.

Balance Sheet and Liquidity

As of December 31, 2019, the Company had cash on hand of $139.3 million and, as of February 27, 2020, the Company had closed one asset sale in 2020 for $37.5 million and had additional asset sales under contract for anticipated proceeds of $132.9 million.  The Company expects to use these sources of liquidity, together with a combination of future sales of wholly-owned assets and joint venture interests and/or potential credit and capital markets transactions to fund its operations and ongoing development activity.  In addition, the Company’s $2.0 billion term loan facility includes a $400 million incremental funding facility, access to which is subject to rental income from non-Sears Holdings tenants of at least $200 million, on an annualized basis and after giving effect to SNO leases expected to commence rent payment within 12 months, which the Company has not yet achieved.

The availability of funding from sales of assets and credit or capital markets transactions is subject to various conditions, including the consent of the Company’s lender under its $2.0 billion term loan facility, and there can be no assurance that such transactions will be consummated.

The Company has not paid dividends on its common shares since its Q1 2019 distribution as it has maintained a policy of retaining capital to invest in its redevelopment pipeline and was not required to make additional common dividend payments in 2019 to maintain its REIT status.  The Company’s Board of Trustees expects to maintain a similar common dividend policy in 2020 and expects that cash dividends for the Company’s preferred shares will continue to be paid each quarter.

Financial Results

Below is a summary of financial results for the quarter and year ended December 31, 2019 and December 31, 2018:

(in thousands except per share amounts)	Quarter Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net loss attributable to common shareholders	$(25,874)	$(56,038)	$(64,297)	$(78,375)
Net loss per share attributable to common shareholders	(0.70)	(1.57)	(1.77)	(2.20)

Total NOI	19,083	34,055	72,667	143,107

FFO	(20,059)	7,009	(33,793)	24,111
FFO per share	(0.36)	0.13	(0.61)	0.43

Company FFO	(14,966)	(4,438)	(33,896)	15,746
Company FFO per share	(0.27)	(0.08)	(0.61)	0.28

Net Loss

Net loss for both periods was driven primarily by the factors driving the decreases in Total NOI and FFO, as described below, as well as significant depreciation and amortization expense related to the accelerated amortization of certain lease intangibles as a result of the recapture of space from, or the termination of space by, Sears Holdings Corporation (“Sears Holdings”), and the demolition of certain buildings for redevelopment.  The quarter and year ended December 31, 2018 also included additional accelerated amortization of certain lease intangibles as a result of Sears Holdings’ bankruptcy filing.

Total NOI

The decreases in Total NOI for both periods were driven primarily by (i) reduced rental income under the Company’s original master lease (the “Original Master Lease”) with Sears Holdings as a result of previous recapture and termination activity at the Company’s properties and the rejection of the Original Master Lease during the three months ended March 31, 2019 and (ii) the rejection of the master leases between Sears Holdings and certain of the Company’s unconsolidated joint venture properties during the three months ended June 30, 2019.

Since inception, 31.3 million square feet of leased space, representing $130.6 million of annual base rent, has been taken offline through recapture and termination activity, or as a result of the rejection of the Original Master Lease and the master leases between Sears Holdings and certain unconsolidated joint venture properties. To date, the Company has signed new leases with diversified, non-Sears tenants for aggregate annual base rent of $179.8 million across 10.4 million square feet of space. A majority of these leases are categorized as SNO leases and are expected to begin paying rent throughout the next 18-24 months.

FFO and Company FFO

The decreases in FFO in both periods were driven primarily by the same business factors driving the decreases in Total NOI, as well as, for the periods ended December 31, 2019, (i) lower termination fee income, (ii) certain non-recurring mortgage recording fees, (iii) higher general and administrative expenses and (iv) lower straight-line rent as a result of recapture and termination activity under the Original Master Lease.  Higher general and administrative expenses in the periods ended December 31, 2019 included (i) legal and advisory fees related to the Sears Holdings’ bankruptcy filing and subsequent litigation and (ii) changes to the accounting of leasing personnel and legal costs related to leasing activity.

The decreases in Company FFO in both periods were driven primarily by the same business factors driving the decreases in Total NOI, as well as, for the periods ended December 31, 2019, (i) higher general and administrative expenses and (ii) lower straight-line rent as a result of recapture and termination activity under the Original Master Lease.  Higher general and administrative expenses in the periods ended December 31, 2019 were driven by the same factors as described above.

Supplemental Report

A Supplemental Report will be available in the Investors section of the Company’s website, www.seritage.com.

Non-GAAP Financial Measures

The Company makes reference to NOI, Total NOI, FFO and Company FFO which are financial measures that include adjustments to accounting principles generally accepted in the United States (“GAAP”).

None of NOI, Total NOI, FFO or Company FFO, are measures that (i) represent cash flow from operations as defined by GAAP; (ii) are indicative of cash available to fund all cash flow needs, including the ability to make distributions; (iii) are alternatives to cash flow as a measure of liquidity; or (iv) should be considered alternatives to net income (which is determined in accordance with GAAP) for purposes of evaluating the Company’s operating performance.  Reconciliations of these measures to the respective GAAP measures we deem most comparable have been provided in the tables accompanying this press release.

Net Operating Income ("NOI”), Total NOI and Annualized Total NOI

NOI is defined as income from property operations less property operating expenses.  The Company believes NOI provides useful information regarding Seritage, its financial condition, and results of operations because it reflects only those income and expense items that are incurred at the property level.

The Company also uses Total NOI, which includes its proportional share of unconsolidated properties.  This form of presentation offers insights into the financial performance and condition of the Company as a whole given the Company’s ownership of unconsolidated properties that are accounted for under GAAP using the equity method.  The Company also considers Total NOI to be a helpful supplemental measure of its operating performance because it excludes from NOI variable items such as termination fee income, as well as non-cash items such as straight-line rent and amortization of lease intangibles.

Annualized Total NOI is an estimate, as of the end of the reporting period, of the annual Total NOI to be generated by the Company’s portfolio including all signed leases and modifications to the Original Master Lease and Holdco Master Lease with respect to recaptured space.   We calculate Annualized Total NOI by adding or subtracting current period adjustments for leases that commenced or expired during the period to Total NOI (as defined) for the period and annualizing, and then adding estimated annual Total NOI attributable to SNO leases and subtracting estimated annual Total NOI attributable to Sears Holdings and Holdco space to be recaptured.

Annualized Total NOI is a forward-looking non-GAAP measure for which the Company does not believe it can provide reconciling information to a corresponding forward-looking GAAP measure without unreasonable effort.

Funds from Operations ("FFO") and Company FFO

FFO is calculated in accordance with NAREIT which defines FFO as net income computed in accordance with GAAP, excluding gains (or losses) from property sales, real estate related depreciation and amortization, and impairment charges on depreciable real estate assets.  The Company considers FFO a helpful supplemental measure of the operating performance for equity REITs and a complement to GAAP measures because it is a recognized measure of performance by the real estate industry.

The Company makes certain adjustments to FFO, which it refers to as Company FFO, to account for certain non-cash and non-comparable items, such as termination fee income, unrealized loss on interest rate cap, litigation charges, acquisition-related expenses, amortization of deferred financing costs and certain up-front-hiring costs, that it does not believe are representative of ongoing operating results.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the company’s control, which may cause actual results to differ significantly from those expressed in any forward-looking statement. Factors that could cause or contribute to such differences include, but are not limited to: our historical exposure to Sears Holdings and the effects of its previously announced bankruptcy filing; the litigation filed against us and other defendants in the Sears Holdings adversarial proceeding pending in bankruptcy court; Holdco’s termination and other rights under its master lease with us; competition in the real estate and retail industries; risks relating to our recapture and redevelopment activities; contingencies to the commencement of rent under leases; the terms of our indebtedness; restrictions with which we are required to comply in order to maintain REIT status and other legal requirements to which we are subject; failure to achieve expected occupancy and/or rent levels within the projected time frame or at all; the impact of ongoing negative operating cash flow on our ability to fund operations and ongoing development; our ability to access or obtain sufficient sources of financing to fund our liquidity needs; and our relatively limited history as an operating company.  For additional discussion of these and other applicable risks, assumptions and uncertainties, see the “Risk Factors” and forward-looking statement disclosure contained in our filings with the Securities and Exchange Commission, including the risk factors relating to Sears Holdings and Holdco.  While we believe that our forecasts and assumptions are reasonable, we caution that actual results may differ materially.  We intend the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available, except as required by law.

About Seritage Growth Properties

Seritage Growth Properties is a publicly-traded, self-administered and self-managed REIT with 184 wholly-owned properties and 28 joint venture properties totaling approximately 33.4 million square feet of space across 44 states and Puerto Rico.  The Company was formed to unlock the underlying real estate value of a high-quality retail portfolio it acquired from Sears Holdings in July 2015.  The Company’s mission is to create and own revitalized shopping, dining, entertainment and mixed-use destinations that provide enriched experiences for consumers and local communities, and create long-term value for our shareholders..

Contact

Seritage Growth Properties

646-277-1268

IR@Seritage.com

Seritage Growth Properties

CONDENSED Consolidated Balance SheetS

(In thousands, except share and per share amounts)

(Unaudited)

	December 31, 2019	December 31, 2018
ASSETS
Investment in real estate
Land	$667,004	$696,792
Buildings and improvements	1,112,653	900,173
Accumulated depreciation	(147,696)	(137,947)
	1,631,961	1,459,018
Construction in progress	338,672	292,049
Net investment in real estate	1,970,633	1,751,067
Real estate held for sale	5,275	3,094
Investment in unconsolidated joint ventures	445,077	398,577
Cash and cash equivalents	139,260	532,857
Tenant and other receivables, net	54,470	36,926
Lease intangible assets, net	68,153	123,656
Prepaid expenses, deferred expenses and other assets, net	67,744	29,899
Total assets	$2,750,612	$2,876,076

LIABILITIES AND EQUITY
Liabilities
Term loan facility, net	$1,598,487	$1,598,053
Accounts payable, accrued expenses and other liabilities	108,755	127,565
Total liabilities	1,707,242	1,725,618

Commitments and contingencies

Shareholders' Equity
Class A common shares $0.01 par value; 100,000,000 shares authorized; 36,897,364 and 35,667,521 shares issued and outstanding as of December 31, 2019 and December 31, 2018, respectively	369	357
Class B common shares $0.01 par value; 5,000,000 shares authorized; 1,242,536 and 1,322,365 shares issued and outstanding as of December 31, 2019 and December 31, 2018, respectively	12	13
Series A preferred shares $0.01 par value; 10,000,000 shares authorized; 2,800,000 shares issued and outstanding as of December 31, 2019 and December 31, 2018; liquidation preference of $70,000	28	28
Additional paid-in capital	1,149,721	1,124,504
Accumulated deficit	(418,711)	(344,132)
Total shareholders' equity	731,419	780,770
Non-controlling interests	311,951	369,688
Total equity	1,043,370	1,150,458
Total liabilities and equity	$2,750,612	$2,876,076

Seritage Growth Properties

CONDENSED Consolidated Statements of OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
REVENUE
Rental income	$37,927	54,947	$167,035	$213,558
Management and other fee income	(1,293)	167	1,598	1,196
Total revenue	36,634	55,114	168,633	214,754
EXPENSES
Property operating	11,122	8,583	42,123	28,705
Real estate taxes	9,080	9,649	38,595	42,446
Depreciation and amortization	36,578	92,627	104,581	226,675
General and administrative	12,970	9,980	39,156	34,788
Provision for doubtful accounts	—	—	—	257
Total expenses	69,750	120,839	224,455	332,871
Gain on sale of real estate	25,786	2,746	71,104	96,165
Equity in loss of unconsolidated joint ventures	(3,656)	(3,442)	(17,994)	(10,448)
Interest and other income	635	5,588	6,824	7,886
Interest expense	(26,878)	(25,016)	(94,519)	(90,020)
Change in fair value of interest rate cap	—	—	—	(23)
Loss before income taxes	(37,229)	(85,849)	(90,407)	(114,557)
Provision for income taxes	(113)	116	(196)	(321)
Net loss	(37,342)	(85,733)	(90,603)	(114,878)
Net loss attributable to non-controlling interests	12,693	30,920	31,206	41,406
Net loss attributable to Seritage	$(24,649)	$(54,813)	$(59,397)	$(73,472)
Preferred dividends	(1,225)	(1,225)	(4,900)	(4,903)
Net loss attributable to Seritage common shareholders	$(25,874)	$(56,038)	$(64,297)	$(78,375)

Net loss per share attributable to Seritage Class A and Class C common shareholders - Basic	$(0.70)	$(1.57)	$(1.77)	$(2.20)
Net loss per share attributable to Seritage Class A and Class C common shareholders - Diluted	$(0.70)	$(1.57)	$(1.77)	$(2.20)
Weighted average Class A and Class C common shares outstanding - Basic	36,846	35,589	36,413	35,560
Weighted average Class A and Class C common shares outstanding - Diluted	36,846	35,589	36,413	35,560

Reconciliation of Net Loss to NOI and Total NOI (in thousands)

	Quarter Ended December 31,		Year Ended December 31,
NOI and Total NOI	2019	2018	2019	2018
Net loss	$(37,342)	$(85,733)	$(90,603)	$(114,878)
Termination fee income	(20)	(11,549)	(5,545)	(18,711)
Management and other fee income	1,293	(167)	(1,598)	(1,196)
Depreciation and amortization	36,578	92,627	104,581	226,675
General and administrative expenses	12,970	9,980	39,156	34,788
Equity in loss of unconsolidated joint ventures	3,656	3,442	17,994	10,448
Gain on sale of real estate	(25,786)	(2,746)	(71,104)	(96,165)
Interest and other income	(635)	(5,588)	(6,824)	(7,886)
Interest expense	26,878	25,016	94,519	90,020
Change in fair value of interest rate cap	—	—	—	23
Provision for income taxes	113	(116)	196	321
NOI	$17,705	$25,166	$80,772	$123,439
NOI of unconsolidated joint ventures	1,606	5,036	9,851	19,138
Straight-line rent adjustment (1)	(80)	4,459	(15,742)	2,170
Above/below market rental income/expense (1)	(148)	(606)	(2,214)	(1,640)
Total NOI	$19,083	$34,055	$72,667	$143,107

(1)	Includes adjustments for unconsolidated joint ventures.

Computation of Annualized Total NOI (in thousands)

	As of December 31,
Annualized Total NOI	2019	2018
Total NOI (per above)	$19,083	$34,055
Period adjustments (1)	1,428	163
Adjusted Total NOI	20,511	34,218
Annualize	x 4	x 4
Adjusted Total NOI annualized	82,044	136,872
Plus: estimated annual Total NOI from SNO leases	81,323	80,223
Less: estimated annual Total NOI from associated space to be recaptured from Sears	(2,656)	(4,354)
Annualized Total NOI	$160,711	$212,741

(1)	Includes adjustments to account for leases not in place for the full period.

Reconciliation of Net Loss to FFO and Company FFO (in thousands)

	Quarter Ended December 31,		Year Ended December 31,
FFO and Company FFO	2019	2018	2019	2018
Net loss	$(37,342)	$(85,733)	$(90,603)	$(114,878)
Real estate depreciation and amortization (consolidated properties)	36,053	91,853	$102,439	224,217
Real estate depreciation and amortization (unconsolidated joint ventures)	8,241	4,860	30,375	15,840
Gain on sale of real estate	(25,786)	(2,746)	(71,104)	(96,165)
Dividends on preferred shares	(1,225)	(1,225)	(4,900)	(4,903)
FFO attributable to common shareholders and unitholders	$(20,059)	$7,009	$(33,793)	$24,111
Termination fee income	(20)	(11,549)	(5,545)	(18,711)
Change in fair value of interest rate cap	—	—	—	23
Amortization of deferred financing costs	105	102	434	10,323
Mortgage recording costs	5,008	—	5,008	—
Company FFO attributable to common shareholders and unitholders	$(14,966)	$(4,438)	$(33,896)	$15,746

FFO per diluted common share and unit	$(0.36)	$0.13	$(0.61)	$0.43
Company FFO per diluted common share and unit	$(0.27)	$(0.08)	$(0.61)	$0.28

Weighted Average Common Shares and Units Outstanding
Weighted average common shares outstanding	36,846	35,589	36,413	35,560
Weighted average OP units outstanding	18,956	20,158	19,387	20,153
Weighted average common shares and units outstanding	55,802	55,747	55,800	55,713